Exhibit 99.2

AEGION CORPORATION
May 3, 2016
9:30 a.m. ET

Operator:    This is conference 85491365.

Good morning, and welcome to the Aegion Corporation 2016 first-quarter earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session, and instructions will follow at that time. (Operator Instructions). As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:    Good morning, and thank you for joining us today. On the line with me are Chuck Gordon, President and Chief Executive Officer; and David Martin, Executive Vice President and Chief Financial Officer. We have posted a presentation that will be referenced during their prepared remarks on our website at Aegion.com/investors. You will find our Safe Harbor statement in the presentation and press release.

During this call, and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risks and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon. Chuck.

Charles Gordon:    Thank you, Ruben, and good morning to all of you joining us on the call and webcast. If you turn to slide 2, there are three themes I want you to remember from the call this morning.

First, we delivered solid Q1 results that were generally in line with expectations for our operating results, as Infrastructure Solutions helped to reduce the impact from a more challenging upstream energy market, especially in Canada.

Second, we are gaining confidence that our projected adjusted earnings in 2016 will be largely in line with the results in 2015, based on the order pattern and backlog for Infrastructure Solutions and Corrosion Protection's midstream market, as well as progress on our cost reduction initiative and the schedule to start the Appomattox project.

Third, we will continue to align Aegion with our strategic focus to take advantage of the opportunities we see for long-term, sustainable, organic growth, primarily in the urban infrastructure and midstream pipeline markets. David will provide insights into the quarterly results in a few minutes. I will focus my remarks on the current environment and outlook for 2016.

Turning to slide 3. Coming off a record financial performance in 2015, the outlook for Infrastructure Solutions' Insituform cured-in-place pipe, or CIPP, technologies in the important North America water and wastewater pipeline market remains on track for another good year. I'm pleased with the results in Q1 as we outperformed last year through increased project activity and improved execution.

Backlog at the end of March was the second highest ever for a Q1 time period, although behind our record backlog for this time of year in 2015. We are very pleased with our position heading into the summer construction season in a healthy North American CIPP market.

Global backlog was down 8% to $327 million. There were two unique events which impacted backlog. First, we successfully completed a large nuclear project in Q2 and Q3 of last year valued at approximately $13 million. Second, we completed in 2015 about $8 million of CIPP contracting activities in a couple of remaining markets in Asia that were part of restructuring. A third effect was the record North American water and wastewater backlog at the end of Q1 2015.

A key aspect of our urban Infrastructure Strategy is to grow the North America pressure pipe market in both the municipal water and industrial sectors. The North America pressure pipe market is an attractive one for us, as it is slightly larger than the wastewater market and growing at a faster rate, as you can see on slide 4.

While the first quarter is traditionally the smallest quarter of the year for most of Aegion, some encouraging signs emerged from the first quarter results.

First, Underground Solutions made a positive contribution to the first-quarter results and also added approximately $12 million in Q1 backlog. Underground Solutions is a very well-run business and the integration is proceeding ahead of expectations. Their good performance in Q1 supports our view that Underground Solutions' contributions for the full year will be accretive to EPS.

Second, we successfully executed several emergency large-diameter municipal pressure pipe rehabilitation projects during the quarter using our Tyfo Fibrwrap system. As I mentioned earlier, we completed a pressure pipe rehabilitation project in the nuclear industry during 2015 with this technology solution.

We don't have another project of that size in our sales funnel at the moment, so this will be a headwind for us throughout the year. However, we should benefit from more typical smaller project activity to nearly make up for the contribution from this large project last year.

Third, we recently announced a $6.8 million municipal contract in the city of West Palm Beach, Florida, to use the Insituform Insitumain product to rehabilitate approximately 6,000 feet of 48-inch diameter forced main sewer pipeline. This is a good win for us to use an improved CIPP product in the pressure pipe market.

Finally, we are in the process of executing a large project in Pennsylvania using our Tite Liner HDBE lining solution to rehabilitate about 4 miles of 30-inch diameter municipal forced main pipeline.

These are a few examples of how the diverse portfolio we have assembled can allow us to offer customers the best solution to rehabilitate their pressure pipe assets. We're encouraged with the start to 2016 and the health of our end markets, primarily in North America, which gives us confidence we are well-positioned to expect Infrastructure Solutions to organically grow full-year revenues and operating income by low-single digits over 2015, excluding the contribution from Underground Solutions.

Let's turn to Corrosion Protection on page -- on slide 5. The challenges we discussed in Q4 -- on the Q4 call came in as expected in the first quarter. What a difference a year makes, as the upstream markets in North America are under much more pressure this year than in 2015, especially in Canada. Last year, we enjoyed the last remnants of the strong backlog from the days of higher oil prices during the Canadian winter construction season. The market has fundamentally changed as a result of persistent low oil prices, which we believe will continue for some time.

As we anticipated, there will be limited opportunities in 2016, which will create more volatility for Corrosion Protection as existing projects are completed until the start of the Appomattox contract. Four months into the year, and we've already confirmed the actions we announced in January to rightsize our upstream operations were the right ones for Aegion. We are finished the cost reduction effort not only in Corrosion Protection, but across the Company to be -- more effectively compete in the current market environment.

We completed the sale of our 51% stake in the Canadian JV, and we are reducing our exposure in the Central California Bakersfield market. As with all cycles, the energy market will eventually recover, although the duration this time has been surprising to us. As recovery happens, we believe our differentiated technologies and agile business model within Corrosion Production can serve us well in North America, the Middle East, and other markets to protect and monitor oil and gas pipelines from the effects of corrosion.

We continue our preparations for the Shell Appomattox contract. Construction of the new insulation coating facility is on schedule, and we are working with our material vendor, Materia, to be ready for full-scale pipe coating and application of the differentiated insulation technology in the fourth quarter of this year.

The activity we've seen so far in the midstream market seems to confirm our belief there will be modest growth in capital maintenance spending in the US. We can't ignore the risk for project delays and possible cancellation of new construction, although we have not seen any cancellations to date. Our backlog for the midstream market grew about 10% on a year-over-year basis at the end of Q1 2015, which is an encouraging sign for this important market segment.

I'm pleased with the progress we are making with our initiative to develop an asset integrity management program, shown on slide 6. As I mentioned in the Q4 call, we perform an important service for our customers by collecting pipeline readings from cathodic protection systems we install. Our engineers, in turn, analyze the information to help customers identify areas where there may be issues with corrosion.

We are in the development phase to commercialize our asset integrity program, including actively working with select customers this year to refine the program. At a minimum, we expect this effort will expand our business with existing customers by further strengthening those relationships and opportunities to serve them.

Backlog for Corrosion Protection at March 31, 2016, including the Appomattox contract, was up 63% to $260 million compared to the prior year. We do expect improved performance for us in the midstream market with some top-line growth, but more importantly, an operating income improvement as a result of our actions to reduce costs.

We continue to expect full-year revenue for Corrosion Protection to be in line with what we achieved in 2015, assuming the Appomattox project begins, as we continue to expect it to in the fourth quarter. Under this scenario, and with the expected benefits of our cost reduction efforts, we estimate operating income for Corrosion Protection in 2016 to also be in line with what we achieved in 2015.

Let's turn to Energy Services on slide 7. David will provide more details, but Energy Services' performance was below what we expected in Q1, mainly because of higher costs to close out several lump sum projects, primarily in the upstream market, which allows us to go on, on a go-forward basis, to focus on the core business of downstream maintenance services.

Backlog for Energy Services declined $69 million to $169 million from the prior year. The majority of the decline came from the downsizing of our upstream operations caused by the significant reduction in two large contracts worth about $70 million in annual revenues.

I will note the backlog comparison for the remainder of the year will also be impacted by the upstream downsizing. A portion of the backlog decline in Q1 was also in the West Coast downstream market, as we completed four large turnaround events during the quarter, with no meaningful turnarounds expected this fall compared to an unusually good fall season in 2015.

One last headwind to note was the significant increase in billable hours in 2015 related to the USW strike, and the cleanup and repair efforts after the incident at the Torrance, California refinery. Nevertheless, downstream market conditions remain favorable, based on the robust maintenance schedule we have with our customers.

These factors will mean an expected reduction in full revenues to approximately $250 million, due to the downsize in the upstream market, the one-time benefits last year from additional billable hours in the West Coast downstream market, and a lack of turnaround activity this fall. The cost reductions associated with the restructuring will help Energy Service to maintain operating margin in line with our 2015 results. However, that will occur in the remainder of 2016, as it will be difficult to make up the higher costs in Q1.

Let me conclude with the key themes from the beginning of my remarks. Our first-quarter results further demonstrate the resilience of our Company since the start of the energy market down-cycle. We expect that resiliency to continue, and the remainder of 2016 to deliver adjusted EPS in 2016, in line with our results in 2015.

The decision to downsize our presence in the upstream market was not easy. We expect a 14% reduction in our workforce as a result of restructuring. As CEO, I recognize the transformation our Company has gone through over the last 18 months. However, it was necessary to refocus the Company and adapt to the market realities in the energy sector while pursuing opportunities to improve our growth prospects.

There is a path to organic revenue growth across the entire Company. To that end, we are investing to further improve our sales organization and find ways to promote more of our technologies and services to customers. We believe investment is needed in the midstream market, especially North America, to efficiently and safely bring oil and gas to market.

Our internal investments to build a robust Asset Integrity Management program will help us use our scale to more effectively provide corrosion engineering and cathodic protection products and services to our customers. There is no substitute for superior execution. We are committed to creating a continuous improvement culture company-wide, driven at the employee level in a supportive team environment.

We've begun to examine key processes to eliminate wasted time and reduce accidents, errors, and defects. This cultural change goes beyond our manufacturing facilities, which have been using continuous improvement principles for years, but are now in areas such as cost estimating, project management, crew utilization, cash collections, and effectively delivering shared services. We can't be successful long-term without continuously improving all we do internally as an organization, and more importantly, externally with our customers.

With the addition of Underground Solutions, we have a stronger and more diverse portfolio of solutions to take advantage of a growing pressure pipe market in North America. There are other inorganic opportunities to explore, which add new technologies and services to enhance growth.

We will be disciplined in our M&A efforts and focus on expanding the capabilities of our current platforms. Today, we see the best opportunities in urban infrastructure and midstream oil and gas pipelines. We believe this sharper focus on serving the needs of customers and continuous improvement can lead to stable organic growth and create long-term value for our shareholders.

Let me turn the call over to David for his perspective on our first-quarter performance.

David Martin:    Thank you, Chuck, and good morning. The release yesterday provided details about the results for the quarter, so I intend to hit some high points and drivers of our performance, as usual.

So let's start with the P&L on slide 8. As Chuck said, overall, we got off to the start that we anticipated from an operating perspective, while it was certainly more challenging on the energy side of the business from one year ago. Adjusted earnings per share was $0.12 compared to the prior-year adjusted earnings per share of $0.13.

From a revenue perspective, as you can see on slide 9, our results came in as expected, given the favorable market conditions for Infrastructure Solutions. This resulted from the high-single digit revenue growth in the North American CIPP market, which accounted for approximately 75% of the $126 million in revenues, a 2.7% increase over the prior-year.

Underground Solutions contributed nearly $5 million in revenues over a six-week period since we closed the acquisition in mid-February. The revenue result for the segment would have been better if not for a slower start in the international CIPP markets, and some unfavorable comparisons relating to the -- completing the remaining backlog in the restructured operations in the international markets in 2015, and a modest $2 million negative currency translation impact in the quarter.

Revenues in the West Coast downstream market for Energy Services grew mid-teens, primarily reflecting a step-up in turnaround activities in early 2016. The mix between downstream and upstream activity is about 85% to 15% from the 60/40 split in the past. Unfortunately, the downsizing of our Central California operations more than offset the downstream revenue growth. The result was 11% decline in revenues to $76 million.

Revenues declined nearly 10% for Corrosion Protection to $92 million, which primarily reflects the current state of the energy markets in Canada, compared to a much stronger market in the first quarter of 2015. The results also reflect the sale of Bayou Canada, which generated about $9 million in revenues in Q1 of 2015.

Our revenues in the remaining Canadian operations were down over $10 million year-over-year. Our revenues in the US increased in the midstream market, and that is an encouraging sign for the business. In addition, pipe coating volume at our new Louisiana facility came in better than expected, reflecting the acceleration of one project that was originally slated for the second quarter.

Consolidated adjusted non-GAAP gross profit declined 6% to $56 million, while gross margins contracted 20 basis points to 18.9%. The modest margin compression was primarily a result of the upstream market factors, most notably our Canadian results.

Now let me add some color on the gross margin performance for each segment, which is summarized on slide 10. Adjusted gross margins for Infrastructure Solutions expanded 120 basis points to 24.6%. Revenue growth across nearly all regions in the North American CIPP market and our project execution also improved, leading to a 20% increase in gross profit and a 300 basis point increase in gross margins in that business.

People always ask about our weather as a factor, and we really didn't see a marked change in the number of production days affected by weather as compared to the first quarter last year. Underground Solutions contributed $2.6 million of adjusted gross profit, and gross margins were in excess of 40%, as expected.

As with the revenue performance, these two factors primarily drove the improved gross profit and margin performance in the quarter, while our results were lower compared to last year in the international CIPP market. We also had a nice contribution from the Tyfo Fibrwrap product in the first quarter of 2015 related to material sales related to the large industrial pressure pipe job that we executed during the year.

Now, turning to Corrosion Protection. Gross margins for this segment declined 190 basis points to 18.6%. The decline in margins was principally the result of the pullback in the Canadian market, as we discussed earlier. To put this in better context, gross profit dropped $3.6 million in the first quarter as compared to last year.

The Canadian coating venture we sold in February 2016 contributed $2.2 million more in gross profit in the first quarter of 2015. More importantly, gross profit in the remaining Canadian operations declined $3.9 million year-over-year on lower revenue. We saw improved profitability in the rest of Corrosion Protection.

We also saw improved margins in the US, traditionally our largest and highly profitable market for upstream and midstream activity. Our focus will continue to be on improving execution as we move into the prime season for activities within Corrosion Protection. And we are moving in the right direction.

Finally, Energy Services' gross margins declined 160 basis points to 9.9% for two reasons. First, upstream gross margins were down significantly as we absorbed additional costs to close out maintenance and lump sum project activity in Central California. Second, we had higher than anticipated costs to staff up a couple of downstream turnaround projects in the quarter, which were not recoverable from customers.

Now, there were two other nearly offsetting items which impacted our financial results in the first quarter. First, we recorded a non-cash expense of $1.1 million in other expense for realized currency losses related to the reevaluation of the dollar-denominated deposits in certain international locations.

Second, we were able to release $1.9 million in tax valuation allowances as a result of judgmental changes in the realization of future tax benefits from our US operations. Because the tax valuation allowance reduction occurred in our seasonally low quarter for pre-tax income, the adjusted effective tax rate was negative 34%. Based on our current projections, I expect our tax rate to return to our normalized rate of around 30% in the remaining quarters of 2016 and for the full year.

Now let me provide an update to the restructuring initiative underway, as you can see on slide 11. We completed the vast majority of the 2016 restructuring actions in the first quarter, primarily with the downsizing in Central California through our office closures and headcount reductions. We recorded a $9.7 million pre-tax charge in the first quarter, which was above our initial range of $7 million to $9 million.

We now expect total pre-tax charges to be in the range of $11 million to $13 million, most of which will be cash charges for employee severance and other employee benefits. The reason for the larger charge is the longer time required to wind down our operations in Central California, along with the identification of additional headcount reductions within Corrosion Protection in various locations.

We realized an estimated $3.5 million in cost reductions in the first quarter, which is in line with our expectations to reduce costs by $15 million to $16 million overall, slightly ahead of our original expectation of $15 million in cost reductions. Keep in mind that a sizable portion of our reductions are reflected in cost of sales, as these reductions relate to billable personnel. For the first quarter, we reduced adjusted consolidated operating expenses by approximately $2 million out of a total of $46.6 million, excluding $1.4 million in operating expenses from Underground Solutions.

Now let's review our cash flow performance on slide 12. In the first quarter of 2016, cash flow from operating activities used $2 million of cash, as compared to a use of $12 million in the prior-year quarter. This result includes heavy amounts we spent on restructuring activities in the first quarter of 2016. Outside of that, the use of cash in the first quarter is typical, given the seasonality of the business.

While I'm happy that we are able to see continued improvements in working capital management related to receivables in the first quarter, we continue to focus on improving our cash conversion efficiency, as DSOs have declined 10 days from last year at this time to

84 days. In this calculation, I have excluded certain prepayments on the large coating and insulation contract in Louisiana, which would reduce DSOs down by another 15 days.

Our cash balance was a healthy $128 million compared to $136 million at the end of Q1 2015. We used the $212 million record cash position at the end of 2015 to fund about $60 million of the Underground Solutions acquisition, with the remainder coming from our revolving line of credit. We also used over $16 million to buy back approximately 911,000 shares of common stock through our open market repurchase programs and for our management equity programs.

We completed the recent $20 million stock repurchase authorization in April, and we are now executing the new $20 million program approved by the Board in March of this year. Additional uses of cash in the quarter included capital expenditures of $10 million, which is higher than normal for this time of year. We spent over $5 million in the first quarter of 2016 on the buildout of our new coating plant in Louisiana in preparation for the Appomattox project.

I still expect CapEx for 2016 to be approximately $35 million for the full year, reflective of the capital needed to complete the plant in Louisiana and other growth capital needed in Infrastructure Solutions. We made $4.4 million in debt repayments in the quarter per the terms of our current credit agreement. We have scheduled debt repayments of nearly $18 million for 2016, which remains unchanged from previous expectations.

Now let me conclude. We had a decent start to the year in both terms of our financial results as well as our visibility as to how the rest of the year will shape up for us. As we did in 2015, we will take advantage of those areas of strength to largely offset the challenges we face in the energy markets. We expect to substantially complete the restructuring in the second quarter, and realize the cost reductions that will allow us to lower our risk profile and compete more effectively in the energy markets.

As we look into the future, we are excited about -- to add Underground Solutions to our portfolio for the pressure pipe market. We believe the mainstream market can continue to grow, which is why we are investing to improve our capabilities in that segment. I fully expect to maintain and improve our strong balance sheet, and generate solid cash flows in 2016 to allow us to continue to invest and to return cash to stockholders.

That concludes our prepared remarks. I will now turn the call over to the operator to begin the Q&A session.

Operator:    Thank you. Ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Thank you. And our question comes from the line of Eric Stine with Craig-Hallum. Your line is open. Please go ahead.

Eric Stine:    I wondered if we can just start with Underground Solutions? It looks like -- and I know it was just six weeks in the quarter, but gross margins well over 50% and operating margins in the high 20s. Maybe talk about -- I know your commentary is talking about 40%-plus gross margins, but maybe some clarity into what happened here in the quarter and whether this type of strength is sustainable going forward?

David Martin:    Certainly, they'll have a -- good morning, Eric, by the way. Yes, certainly, they had a solid quarter in the first six weeks. They had some nice closeouts to some jobs that helped boost their profitability a little bit in the quarter itself. But I continue to expect that they can see the margins in excess of 40%. You can have some ups and downs in there, but the market is pretty competitive and they will see similar results in the future.

Charles Gordon:    Yes, I think, Eric, the expectation should be, for the business going forward, that gross margins in operating income would be closer to the 40% and 10% range, respectively. That's the expectation.

Eric Stine:    Okay. Okay, that helps. Maybe then just turning to -- and I know you are reiterating the guidance, but it sounds like you've got more confidence in that guidance. But maybe just some commentary on the type of split that you expect? Or maybe on what second-quarter might look like versus last year, just to give us a good idea, get us in a decent spot?

Charles Gordon:    Well, again, we guide for the -- what we've done is provided an expectation for what we think the full year will be. Certainly, the second and third quarters are typically good quarters for Infrastructure Solutions on the construction side of the business. We have -- we are challenged sort of across-the-board in the energy market in Canada. We were very pleased with the performance of our midstream business in Q1. We actually -- bookings were up about 10%.

But we are going to be more weighted towards the second-half of the year. There's no question that the Appomattox project, coming in at the end of Q3 and beginning of Q4, is going to have a big impact on the year. And it's going to create a set -- more of a back-end loaded earnings in 2016 than we experienced in 2015.

Eric Stine:    Okay. And just sticking with Appomattox, that start date and just to clarify, I believe is that that really is not dependent on you. You've got -- I mean, you are pretty much positioned for that. You've got a few things you're doing right now, but that's really more dependent on the project schedule than your time line?

Charles Gordon:    No. So just to review, I think maybe some of the things that we talked about in Q1. We have -- we can produce pipe at our own rate. We have it. There is an endpoint when all the pipe has to be coated and insulated in 2018, but we can produce on our own schedule as long as we meet that time-frame.

Eric Stine:    Okay.

Charles Gordon:    The risks in the project are typically what all of these have when you start up a new plant and a new technology, and those are really where the risks are. The project's schedule is -- isn't really -- the overall Appomattox project schedule really isn't going to impact us, based on what we -- based on the current schedule.

The challenge is always starting up a new plant and starting up a new technology. We feel really good about where we're at. We're excited about it. I've got to tell you, the team down there has done a fantastic job so far. But it's a new plant, it's a new technology, and there's always risk in that.

Eric Stine:    Okay, got it. That's it for me. Thanks a lot.

Charles Gordon:    Thanks, Eric.

Operator:    Thank you. And our next question comes from the line of Craig Bibb with CJS Securities. Your line is open. Please go ahead.

Craig Bibb:    It seems like since Flint, the interest in water systems and politicians' sensitivity to doing something about them has increased. Do you guys have all the pieces you need to capitalize on that? Or is there more Underground Solutions coming?

Charles Gordon:    We would like to continue to build our portfolio. I want to be clear -- there was a lot of press, particularly around the incident in Flint, and rightly so. That incident, I think what that does for the market is increases overall awareness of the problem.

I don't think it's going to create a sudden big increase in the overall market demand. What we see is a steady increase in that market over a long period of time, which is why we're investing in it. We think there are some other technologies we'd like to have. We continue to look for them, we continue to develop internally, and so it will be an ongoing process. There are some things we would like to add to our portfolio.

Craig Bibb:    Okay. And it seems like your midstream pipeline business is solid, but there have been a couple of projects that were deferred or canceled. How -- new midstream pipeline business -- can you give us a sense of how the percentage of revenue or how levered you are to that?

Charles Gordon:    Sure. In our midstream business in Corrpro in particular, about 75% of the business is maintenance and monitoring-related, and the other 25% is related to new construction. In Q1, we were fortunate we weren't impacted by the Laser cancellations. And like I said, in the midstream business, really pleased with the result in Q1. The early signs are good.

Our global business was up about 10% year-over-year in terms of orders. The challenge is, is that Canada is going to be challenging. And we have a real nice business up there, a real good team. They are having a solid year, but they had a phenomenal year last year. And it will just be difficult for us to replicate that. So, I'm real pleased to say that the overall business is up nicely year-over-year.

Craig Bibb:    Okay. And then with the Asset Integrity Management business that you are rolling out, what costs are associated with that?

Charles Gordon:    We've got operating costs associated with that, that -- and investment costs that we're making. We're going to -- we'll be investing in seven figures for that program this year. And it's something that we took a hard look around the marketplace and really decided that we were best positioned, I think, to do a lot of internal development, as opposed to acquiring something. But we will have an investment that will be in the seven figures in 2016.

Craig Bibb:    Okay. And then last --

David Martin:    Just to clarify, Craig, there's a portion of that, a sizable portion of that is capital.

Craig Bibb:     Right.

Charles Gordon:    Right.

Craig Bibb:    Okay. And then last question, and you might have answered this on the first question, but could you bracket the revenues for the Shell project in Q4?

Charles Gordon:    We have not given out that information. I think we'll -- we talked a little bit about what the overall size of the project was obviously in Q4. Early in the quarter, we will be in the startup mode, but we have not given out that revenue number.

Craig Bibb:     All right. Thanks a lot.

Charles Gordon:    You're welcome. Thank you.

Operator:    Thank you. And our next question comes from the line of John Rogers with D.A. Davidson. Your line is open. Please go ahead.

John Rogers:    Maybe just to follow up for a second on Craig's question. In terms of the large project opportunities associated with some of the midstream work in North America, when will those be offered? Or will there be opportunities for Aegion over this year and the first part of next year? It seems like a lot of these projects are being -- are starting to move forward.

Charles Gordon:    Yes, certainly. We see opportunities. Certainly that's an opportunity for -- those are opportunities for Corrpro. There are also opportunities for our coating services business, and we look forward to seeing those projects move forward and come to fruition. So they are good opportunities for us.

John Rogers:    Are they significant? I mean, I assume they are nowhere near Appomattox, but I mean, are -- I'm just trying to get a sense of what you are thinking about.

Charles Gordon:    They are significant to our coating services business, but remember that coating services business is a small business in our portfolio. So, relative to the overall Aegion, certainly they have a positive impact and we're excited about it, but they are not terribly significant.

John Rogers:    Okay. So with the Appomattox in, then it would suggest that backlog starts to come down as that production ramps up later this year?

Charles Gordon:    Yes, certainly as we ramp up Appomattox backlog, you'll see backlog in Corrosion Protection be impacted. It's such a large project.

John Rogers:    Okay. And then just on the Underground Solutions for a second, I just want to make sure -- the market is good but the decline in backlog, is that significant? I mean, you guys have always been much more conservative about sort of the growth potential with that market versus, I think, some others. And --

Charles Gordon:    That's a good question. Remember last year in Q1, we had a tremendous orders quarter. We had a great quarter. And then the business -- I don't want to say it tailed off, but certainly it slowed down for the rest of the year. The last three quarters we didn't have nearly the -- especially the second half of the year, we didn't have nearly the kind of quarter that we had in Q1. What we are seeing this year, we believe, is a bid table that will be more -- a little bit flatter during the course of the year.

Our results for Q1 were down; not significantly, but they were down a little bit for North America rehab. We are having a really nice -- we had a nice April. We're having a really good start over the last week or so to May, and feel really good about the -- we feel really good about that market.

I don't think we have any issue at all to say that that -- our revenue will grow and we will be in a good backlog position at the end of the year. We feel really good about the market. It's just so we did not -- we had such a strong Q1 last year, and it was a bit of an anomaly, but we'll see the rest of this year, I think, more than make up for the fact that Q1 was down slightly versus that record quarter last year.

John Rogers:    Okay. Thanks, Chuck, David. Appreciate the color you gave us.

Operator:    Thank you. And our next question comes from the line of Noelle Dilts with Stifel.
    Your line is open. Please go ahead.

Noelle Dilts:    I was hoping you could just give us a little bit more detail on what you are seeing at Corrpro in the quarter and also UPS. And then just speak a little bit to how you are thinking about those businesses playing out through the remainder of the year.

Charles Gordon:    Sure. So we were real pleased with Corrpro for the year. Again, we talked about the orders in our midstream market were up about 10% year-over-year. Real pleased with that result. And it is a challenging environment in Canada. What I would say for UPS and for our coatings business, let's take out -- just excluding Appomattox for a minute. Remember that in Q1 of last year, we had backlog that was still left over from the low oil prices. And we had a pretty nice Q1, and then we ran out of backlog.

And I think what you are going to see this year is that the market is still tough for UPS and coating services, but the big year-over-year decline will be in Q1 as we go forward and the rest of the year, it's a tough year, but it was a tough year last year during the final three quarters of the year. And what we've done with UPS in particular is that team has worked hard to diversify outside of oil and gas. And like I mentioned with the municipal project they are doing, we are starting to see some results from that effort.

But the oil and gas market for UPS and for coating services is challenging. Continues to be challenging. But remember, last year we did have that nice first quarter and that was really the remnants of the backlog from the lower oil and gas prices that we were able to execute. The last three quarters of the year, we had much lower results for those businesses. So on a year-over-year basis, I think you'll see the rest of the year be pretty stable versus what we saw last year.

Noelle Dilts:    Okay. And then when you guys first announced Underground Solutions, you talked a little bit about some of the R&D efforts that you are working on in terms of working on some small and medium diameter pressure pipes. I guess I'm just curious, are you -- when do you think you'll have some visibility into how that -- those R&D efforts are progressing? And is this something that could help in 2017? Or are we looking further down the road?

Charles Gordon:    I think that we're actually doing -- it's a great question. We're doing field tests this month and next month with a couple of different products here in Chesterfield. We think we'll have some sales of one of the products in 2017. They won't be significant to the overall sales of Insituform, though, or of Aegion. But certainly, I think those -- both the products that we are working on will have a significant impact in the future, and we're excited about it.

Remember the sales process. Once we get something commercialized, we have to take it to the engineering community. We have to sell the engineers on it, and then we have to find the right product with the right projects that the products apply to. And that all takes time. It's a process that where the market introduction takes time, the municipal market is a pretty conservative market. But we certainly would expect some sales in 2017, but are really excited about -- or 2016, I'm sorry -- but are really excited about the prospects going into 2017 and 2018 for those products.

Noelle Dilts:    All right. Great. Thanks.

Charles Gordon:    You're welcome.

Operator:    Thank you. And our next question comes from the line of David Rose with Wedbush Securities. Your line is open. Please go ahead.

Charles Gordon:    Morning, David. David, we can't hear you.

Operator:    And I'm showing no further questions at this time. I would like to turn the conference back over to Mr. Chuck Gordon for any closing remarks.

Charles Gordon:    Thank you for joining us this morning. The first quarter came in as we expected, but more importantly, our assessment for the full year has not changed. Infrastructure Solutions contributed, contributions from Underground Solutions, downstream portion of Energy Services, and our cost reduction initiative, give us the chance to largely offset the downsizing we have made in the upstream market and a tougher upstream market overall in 2016.

The first half of the year will be difficult for us, but I expect to see improved second-half performances across the business, and with the contribution from the Appomattox project. With a focus on strong execution, adding value to our customers, as well as investing for future growth, we will be successful in 2016 and beyond.

Again, thank you for joining us this morning.

Operator:    Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone have a great day.

END